    FORM 4

    Check this box if no longer subject to
    Section 16. Form 4 or Form 5 obli-
    gations may continue. [ ]


    See Instructions 1(b)

                                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                 WASHINGTON, D.C. 20549

                                        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

       Filed pursuant to Section 18(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                   Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


--------------------------------------------------------------------- -----------------------------------------------------
1. Name and Address of Reporting Person*                               2.  Issuer Name and Ticker or Trading Symbol


        Fiorillo            Peter                       J.             eB2B Commerce, Inc. (EBTB)
--------------------------------------------------------------------- -------------------------------------------------------
         (Last)            (First)                   (Middle)          3.  IRS or Social Security  4.  Statement for
                                                                           Number of Reporting         Month/Year
                                                                           Person (Voluntary)
                                                                                                       August 2001
 757 Third Avenue

---------------------------------------------------------------------                             ---------------------------
                              (Street)                                                             5.  If Amendment,
                                                                                                       Date of Original
 New York,        New York                         10017                                               (Month/Year)
-----------------------------------------------------------------------------------------------------------------------------
(City)             (State)                         (Zip)


-------------------------------------------------------------
6.  Relationship of Reporting Person(s) to Issuer

(Check all applicable)

       X     Director                   X    10% Owner
    --------                         -------
       X     Officer (give                   Other (specify
    --------         title below)    -------       below)

Chairman, Chief Financial Officer and Secretary
-------------------------------------------------------------
7.  Individual or Joint/Group Reporting
            (check applicable line)
  X   Form Filed by One Reporting Person
-----
      Form Filed by More than One Person
-----
-------------------------------------------------------------


-------------------------------------------------------------------------------------------------
  TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
1.  Title of Security                            2. Trans-     3.  Trans-         4.  Securities Acquired (A)
     (Instr. 3)                                     action         action             or Disposed of (D)
                                                    Date           Code               (Instr. 3, 4 and 5)
                                                    (Month/        (Instr. 8)
                                                    Day/     -----------------------------------------------------------
                                                    Year)                              Amount    (A) or (D)      Price
------------------------------------------------------------------------------------------------------------------------
Common Stock                                       8/3/01             P                12,450         A           $.18
------------------------------------------------------------------------------------------------------------------------
Common Stock                                       8/3/01             P                   900         A           $.19
------------------------------------------------------------------------------------------------------------------------
Common Stock                                       8/6/01             P                 6,000         A           $.18
------------------------------------------------------------------------------------------------------------------------
Common Stock                                       8/6/01             P                14,500         A           $.19
------------------------------------------------------------------------------------------------------------------------
Common Stock                                       8/8/01             P                 8,000         A           $.18
------------------------------------------------------------------------------------------------------------------------
Common Stock                                       8/10/01            P                10,500         A           $.19
------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------
5.  Amount of                   6.  Ownership                     7.  Nature of
    Securities                      Form:  Direct                     Indirect
    Beneficially                    (D) or Indirect (I)               Beneficial
    Owned at                        (Instr. 4)                        Ownership
    End of Month                                                      (Instr. 4)
    (Instr. 3 and 4)
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------

----------------------------------------------------------------------------------

----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
       2,961,447                        D
----------------------------------------------------------------------------------
          42,560                        I                             By Family
                                                                      members
----------------------------------------------------------------------------------

Reminder Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see
 Instruction 4(b)(v).

           TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
                      BENEFICIALLY OWNED (E.G., PUTS, CALLS,
                      WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-    3. Trans-   4. Transac-     5. Number of           6. Date Exercisable
   Security (Instr. 3)       sion or       action      tion            Derivative             and Expiration Date
                             Exercise      Date        Code            Securities             (Month/Day/Year)
                             Price of      (Month/     (Instr. 8)      Acquired (A)
                             Derivative    Day/                        or Disposed of
                             Security      Year)                       (D)
                                                     -------------------------------------------------------------
                                                         Code    V      (A)       (D)         Date         Expi-
                                                                                              Exercis-     ration
                                                                                              able         Date
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
7. Title and Amount of    8. Price of        9. Number of        10. Ownership       11. Nature
   Underlying Securities     Derivative         Derivative           of Derivative       of Indirect
   (Instr. 3 and 4)          Security           Securities           Security:           Beneficial
                             (Instr. 5)         Beneficially         Direct (D)          Ownerhship
                                                Owned at             or Indirect         (Instr. 4)
                                                End of               (I) (Instr. 4)
                                                Month
                                                (Instr. 4)
-------------------------
   Title      Amount or
              Number of
              Shares
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                          /s/ Peter J. Fiorillo                  August 14, 2001
                     --------------------------------           ---------------
                       Signature of Reporting Person                Date



                                                                    Page 2 of 2